Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-167951 of our report dated April 30, 2010 (June 28, 2010 as to the Company name change in Note 1 and July 1, 2010 as to the subsequent event update in Note 1), relating to the financial statements of Bravo Brio Restaurant Group, Inc. (formerly Bravo Development, Inc. and Subsidiaries) (a majority-owned subsidiary of Bravo Development Holdings, LLC) appearing in the prospectus, which is part of this registration statement.
We also consent to the reference to us under the headings “Selected Historical Consolidated Financial and Operating Data” and “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
August 12, 2010